EXHIBIT 10.9

100 Fairway Drive, Suite 134 Vernon Hills, Illinois 60061 Tel: 847-362-8200 Fax: 847-362-8394
September 30, 2007
Jeffrey R. Bernstein, Ph.D.
9739 Monte Mar Drive
Los Angeles, CA 90035
Dear Jeff:
This letter will constitute the full and complete consultation agreement between Winston Laboratories, Inc. (“Winston” or the “Company”) and yourself (“Consultant”) starting from October 1, 2007. You will perform a variety of consultative services including, among others, helping with the merger due diligence, interfacing with Principal, Guardian, ADP, Cardinal Health SPS, and other service providers of the Company.
In addition, the Company will look for you to aid in the completion of the 2006 and 2007 audits as well as interface with the new Chief Financial Officer, David Starr.
For such services Consultant will be compensated by the Company at a rate of $150.00 per hour. Winston will reimburse Consultant for all reasonable out-of-pocket expenses incurred in the course of Company-related work, such as travel, telephone charges, postage, office supplies, etc.
This agreement can be terminated by either party with thirty (30) days’ notice.
Sincerely,

/s/ Joel E. Bernstein, M.D. Joel E. Bernstein, M.D. Chief Executive Officer

JEB:ceg

Agreed to by:

/s/ Jeffrey R. Bernstein, Ph.D. Jeffrey R. Bernstein, Ph.D.	9/30/07 Date